Exhibit 15.1

August 29, 2003

The Board of Directors and Stockholders

McMoRan Exploration Co.

We are aware of the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of McMoRan Exploration Co. related to the registration of $130 million 6% Convertible Senior Note due 2008 of our reports dated April 22, 2003 and July 22, 2003 relating to the unaudited condensed interim financial statements of McMoRan Exploration Co. that are included in its Form 10-Q for the quarter ended March 31, 2003 and June 30, 2003.

                                                                            Very truly yours,

                                                                            /s/ Ernst & Young LLP